UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): June 28, 2012

KIT DIGITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34437	11-3447894
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

26 West 17th Street - 2nd Floor	10011
New York, New York	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: +1 (646) 553-4845

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

KIT digital, Inc.

June 28, 2012

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2012, William V. Russell and Greg B. Petersen were elected to the Board of Directors of KIT digital, Inc. (the “Company”), and Daniel W. Hart and Lars Kroijer resigned as directors of the Company.

Election of Two New Directors

William V. Russell, age 60, currently serves as the non-executive Chairman of the Board of PROS Holdings, Inc., a leader in pricing and revenue management software, and has served as a director of that company since 2008. Mr. Russell served in a number of senior-level executive management roles in his 23 years at Hewlett-Packard (from 1980 to 2003), including vice president and general manager of the multi billion-dollar Enterprise Systems Group and its Software Solutions Group. Mr. Russell has served on the board of directors of SABA Software, Inc., a provider of people-centric enterprise solutions, since January 2010, and is a member of the audit and compensation committees of Saba Software’s board. He has served in a variety of roles on both public and private technology company boards and previously served on the boards of webMethods and Cognos. Mr. Russell holds a B.Sc. degree in Computer Science from Edinburgh University and has completed several executive development programs from institutions including Harvard Business School and INSEAD. As a result of his leadership role in Hewlett-Packard’s substantial software business, Mr. Russell has broad knowledge of large-scale software operations, including sales, marketing, development, finance, strategic planning and leadership. In addition, Mr. Russell’s current and past service on the boards of other public and private companies also exposed him to practices and approaches that may be beneficial to the Company.

Greg B. Petersen, age 49, is currently a private investor and since 2007 has served as a director and on the audit committee of PROS Holdings, Inc. Mr. Petersen has an extensive background as a technology company chief financial officer, and significant M&A experience.  He has been the Executive Vice President and Chief Financial Officer of several technology companies including Activant Solutions, an enterprise software provider to the automotive, hardware, lumber and wholesale verticals, and Lombardi Software, a business process management software company recently sold to IBM.  Mr. Petersen started his career after business school at American Airlines where he worked in corporate development and finance from 1989 to 1997. Mr. Petersen holds a B.A. degree in Economics from Boston College and an M.B.A. from the Fuqua School of Business at Duke University.

Mr. Russell has been appointed non-executive Chairman of the Board of the Company. Mr. Petersen will become the Chairman of the Board’s Audit Committee and will join Wayne Walker on the Board’s Strategic Transactions Committee.

Neither Mr. Russell nor Mr. Petersen has engaged in a related party transaction with the Company, and there are no family relationships between such individuals and any of the Company’s executive officers or directors.

In connection with their election to the Board of Directors, Messrs. Russell and Petersen each received an annual equity grant of 28,640 restricted shares of common stock of the Company, with vesting in four equal quarterly installments commencing on the date of grant, and a sign-on grant of 21,480 fully-vested restricted shares of common stock of the Company.

Resignation of Two Current Directors

On June 28, 2012, Daniel W. Hart and Lars Kroijer, members of the Company’s Board of Directors since 2008, resigned as directors. The resignations did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices.

Following the election of two new directors and the resignation of two current directors, there remain five members on the Company’s Board of Directors.

Item 8.01	Other Events

On June 29, 2012, the Company issued a press release announcing that it is reconstituting its Board of Directors. A copy of the press release issued on June 29, 2012 is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The exhibit listed in the following Exhibit Index is filed as part of this current report.

Exhibit No.	Description

99.1	Press Release of by KIT digital, Inc. issued on June 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIT DIGITAL, INC.

Date: June 29, 2012	By:	/s/ Barak Bar-Cohen
Barak Bar-Cohen
Chief Executive Officer